Exhibit G(3)

Centersquare Sub-Advisory Agreement

INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-advisory Agreement (“Agreement”) is made and entered into as of May 12, 2014 by and between Griffin Capital Advisor, LLC, a Delaware limited liability company (“Advisor”) and CenterSquare Investment Management Inc., a Pennsylvania corporation (“Sub-Advisor”).

WHEREAS, the Advisor acts as the investment advisor to the Griffin Institutional Access Real Estate Fund (“Fund”) pursuant to that certain Investment Advisory Agreement, dated May 12, 2014, between the Advisor and the Fund (“Advisory Agreement”);

WHEREAS, the Fund is a closed-end management investment company, registered under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, each of the Advisor and Sub-Advisor is registered as an investment advisor under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and engages in the business of asset management; and

WHEREAS, the Advisor, subject to the approval of the Board of Trustees of the Fund (“Trustees”), desires to retain the Sub-Advisor to assist the Advisor in rendering certain investment management services to the Fund, and the Sub-Advisor is willing to render such services;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Engagement and Obligations of Sub-Advisor. The Advisor hereby appoints and retains the Sub-Advisor to act as a sub-advisor to the Advisor and to provide the following services for the period and on the terms and conditions set forth in this Agreement.

(a) Services. The Sub-Advisor agrees to perform the following services (the “Services”):

(1) subject to the supervision of the Fund’s Trustees and the Advisor, the Sub-Advisor will provide a continuous investment program, subject to the investment policies and limitations of the Fund as the same may be revised from time to time, for the portion of the Fund’s portfolio allocated to the Sub-Advisor by the Advisor and make all decisions and determine the composition of the assets of such portion of the Fund’s portfolio, including determination of the purchase, retention, or sale of the securities, cash, and other investments contained in such portion of the Fund’s portfolio in Sub-Advisor’s full discretion;

(2) select brokers and dealers to execute the purchase and/or sale, consistent with the Sub-Adviser’s duty to seek “best execution” on behalf of the Fund, of portfolio securities for the portion of the Fund’s portfolio allocated to the Sub-Advisor;

(3) provide the Advisor and the Fund with records concerning the Sub-Advisor’s activities under this Agreement which the Fund and the Fund are required to maintain; and

(4) render regular reports to the Advisor and the Trustees concerning the Sub-Advisor’s discharge of the foregoing responsibilities.

The Sub-Advisor shall discharge the foregoing responsibilities subject to the control of the Trustees and officers of the Fund and in compliance with (i) such policies as the Trustees may from time to time establish; (ii) the Fund’s objectives, policies, and limitations as set forth in its prospectus (“Prospectus”), as the same may be amended from time to time and provided to the Sub-Advisor; and (iii) with all applicable laws and regulations. All Services to be furnished by the Sub-Advisor under this Agreement may be furnished through the medium of any directors, officers or employees of the Sub-Advisor or through such other parties as the Sub-Advisor may determine from time to time.

(b) Expenses and Personnel. The Sub-Advisor agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required to perform the Services on the terms and for the compensation provided herein.

(c) Books and Records. All books and records prepared and maintained by the Sub-Advisor for the Advisor and/or the Fund under this Agreement shall be the property of the Advisor and/or the Fund and, upon request therefor, the Sub-Advisor shall surrender to the appropriate party such of the books and records so requested, however, the Sub-Advisor will be permitted to keep copies of any such books and records as required by the Advisers Act.

2. Compensation of the Sub-Advisor. The Advisor will pay to the Sub-Advisor an investment advisory fee (the “Fee”) equal to an annualized rate of the average daily net assets of the Fund as set forth in Schedule A. The Fee shall be calculated as of the last business day of each month based upon the average daily net assets of the Fund determined in the manner described in the Fund’s Prospectus and/or Statement of Additional Information, and shall be paid to the Sub-Advisor by the Advisor on a quarterly basis within a specified period of time at the conclusion of each quarter as agreed to between the Advisor and Sub-Advisor. The Fund will not pay a direct fee to the Sub-Advisor. The payment of the Fee contemplated hereunder, as between the Advisor and the Fund, shall be the responsibility of the Advisor.

3. Status of Investment Sub-Advisor. The services of the Sub-Advisor to the Advisor, and the Fund are not to be deemed exclusive, and the Sub-Advisor shall be free to render similar services to others (including, without limitation, any other registered investment management company, or series thereof) so long as its Services to the Fund are not impaired thereby. The Sub-Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Advisor or the Fund in any way or otherwise be deemed an agent of the Advisor or the Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Sub-Advisor, who may also be a trustee, officer or employee of the Advisor or the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

4. Permissible Interests. Trustees, agents, and stockholders of the Fund and the Advisor are or may be interested in the Sub-Advisor (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise; and directors, partners, officers, agents, and stockholders of the Sub-Advisor are or may be interested in the Advisor or the Fund as trustees, directors, officers, stockholders or otherwise; and the Sub-Advisor (or any successor) is or may be interested in the Advisor or the Fund as a stockholder or otherwise.

5. Limits of Liability; Indemnification. The Sub-Advisor assumes no responsibility under this Agreement other than to render the Services called for hereunder. The Sub-Advisor shall not be liable for any error of judgment or for any loss suffered by the Advisor or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Sub-Advisor shall have no responsibility or liability for the accuracy or completeness of the Trust’s registration statement under the Act or the Securities Act of 1933, as amended (“1933 Act”), except for information supplied by the Sub-Advisor for inclusion therein.

The Sub-Advisor will indemnify the Advisor and its directors, members, partners, officers, employees and agents (“Advisor Parties”) against and hold the Advisor Parties harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) arising from any claim, demand, action or suit which results from the Sub-Advisor Parties’ (as such term is defined immediately below) willful misfeasance, bad faith, gross negligence or reckless disregard of the Sub-Advisor’s obligations and duties under this Agreement.

The Advisor will indemnify the Sub-Advisor and its directors, members, partners, officers, employees and agents (“Sub-Advisor Parties”) against and hold the Sub-Advisor Parties harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) arising from any claim, demand, action or suit which results from the Advisor Parties’

willful misfeasance, bad faith, gross negligence or reckless disregard of the Advisor’s obligations and duties under this Agreement.

6. Term. This Agreement shall remain in effect for an initial term of two years from the date the Fund commences operations, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the trustees of the Fund who are not “interested persons” (as defined in the Act) of the Fund, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, this Agreement may be terminated at any time on at least 60 days prior written notice to the Sub-Advisor, without the payment of any penalty, (i) by vote of the Trustees or (ii) by vote of a majority of the outstanding voting securities (as defined in the Act) of the Fund; and provided, further, that this Agreement may be terminated at any time by the Advisor, on at least 60 days prior written notice to the Sub-Advisor, and subject to certain termination conditions as agreed to between the Advisor and Sub-Advisor. The Sub-Advisor may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days prior written notice to the Advisor and the Fund. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the Act) or upon the termination of the Advisory Agreement.

7. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Trust’s outstanding voting securities.

8. Applicable Law. This Agreement shall be construed in accordance with, and governed by, the substantive laws of the State of Delaware, without regard to the principles of the conflict of laws or the choice of laws.

9. Regulatory Reporting. The Advisor hereby acknowledges that (a) it has received a copy of the Sub-Advisor’s Brochure and Brochure Supplement (Form ADV Part 2A and 2B), and (b) consents to receive the Sub-Advisor’s Form ADV Part 2A and 2B and other regulatory reporting via e-mail.

10. Representations and Warranties.

(a) Representations and Warranties of the Sub-Advisor. The Sub-Advisor hereby represents and warrants to the Advisor and the Fund as follows: (i) the Sub-Advisor is a corporation duly organized and in good standing under the laws of the State of Pennsylvania and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Sub-Advisor is registered as an investment advisor with the Securities and Exchange Commission (“SEC”) under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

(b) Representations and Warranties of the Advisor. The Advisor hereby represents and warrants to the Sub-Advisor as follows: (i) the Advisor is a limited liability company duly organized and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Advisor is registered as an investment advisor with the SEC under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

11. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

12. Notice. Notices of any kind to be given to the Advisor hereunder by the Sub-Advisor shall be in writing and shall be duly given if mailed or delivered to 1520 Grand Avenue, El Segundo, CA 90245, or to such other address or to such individual as shall be so specified by the Advisor to the Sub-Advisor. Notices of any kind to be given to the Sub-Advisor hereunder by the Advisor shall be in writing and shall be duly given if mailed or delivered to 630 West Germantown Pike, Suite 300, Plymouth Meeting, Pennsylvania 19462 or at such other address or to such individual as shall be so specified by the Sub-Advisor to the Advisor. Notices of any kind to be given to the Fund hereunder by the Sub-Advisor shall be in writing and shall be duly given if mailed or delivered to the Griffin Institutional Access Real Estate Fund, Griffin Capital Plaza, 1520 Grand Avenue, El Segundo, CA 90245, Attn: Secretary, or to such other address or to such individual as shall be so specified by the Fund to the Sub-Advisor. Notices shall be effective upon delivery.

13. Notice of Certain Changes in Sub-Advisor. The Sub-Advisor is hereby obligated to promptly notify the Trust and Advisor if there is a material change in the Sub-Advisor’s senior executive personnel, within a reasonable time after such change takes place. With respect to any transaction involving the sale of the voting securities of the Sub-Advisor or other corporate event that may be deemed to cause an “Assignment,” as such term is defined in Section 2(a)(4) of the Act, of this Agreement, the Sub-Advisor shall notify the Advisor prior to the consummation of any such event in order for the Advisor to determine whether or not the approval of Fund shareholders is required for the continuation of this Agreement. To the extent that Fund shareholder approval is required for the continuation of this Agreement solely as a result of any such transaction or corporate event, the costs (not to exceed $25,000 per soliciation) of any such solicitation shall be borne by the Sub-Advisor.

14. Counterparts. This Agreement may be executed in any number of counterpart signature pages (including facsimile counterparts), each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

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[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

GRIFFIN CAPITAL ADVISOR, LLC

/s/ Randy Anderson

By: Randy Anderson

Title: Authorized Signatory

CENTERSQUARE INVESTMENT MANAGEMENT, INC.

/s/ Todd Briddell

By: Todd Briddell

Title: CEO

Schedule A

Fee Schedule until assets under Sub-Adviser management reach $25 million

0.65% of the Fund’s assets managed by the Sub-Adviser until such assets reach $50 million

0.50% of the Fund’s assets managed by the Sub-Adviser until such assets reach $100 million

0.45% of the Fund’s assets managed by the Sub-Adviser once such assets exceed $100 million

Fee Schedule once assets under Sub-Adviser management exceed $25 million

0.50% of the Fund’s assets managed by the Sub-Adviser until such assets reach $50 million

0.45% of the Fund’s assets managed by the Sub-Adviser until such assets reach $100 million

0.40% of the Fund’s assets managed by the Sub-Adviser until such assets reach $150 million

0.35% of the Fund’s assets managed by the Sub-Adviser once such assets exceed $150 million

Exhibit A

Brokerage Placement Policy of the Sub-Advisor

It is the Sub-Advisor’s general policy in selecting a broker to effect a particular transaction to seek to obtain “best execution,” which means prompt and efficient execution of the transaction at the best obtainable price and taking into account all relevant factors and considerations of the specific transaction, with payment of commissions which are reasonable in relation to the value of the brokerage services provided by the broker. Consistent with this policy, and when selecting a broker the Sub-Advisor will take relevant factors into consideration, including, but not limited to: the best price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and research and research support provided by the broker-dealer. The Adviser shall have discretion to effect investment transactions for the Fund through broker-dealers (including, to the extent permissible under applicable law, broker-dealer affiliates) who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and as interpreted by the SEC, and to cause the Account to pay any such broker-dealers an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker-dealer, viewed in terms of either that particular investment transaction or the Sub-Advisor’s overall responsibilities with respect to the Fund and other client accounts to which the Sub-Advisor exercises investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act).

If the Sub-Advisor decides to purchase or sell the same securities for the Fund and other clients in a similar investment strategy or mandate as determined by the Sub-Advisor, the Sub-Advisor may combine orders to allow for lower commission rates or other transaction charges. Under this trade aggregation, the Fund will receive the average price and transaction cost negotiated for the combined order and will allocate securities to the Fund in proportion to the size of the order placed for the Fund and other clients in the same strategy or mandate. The Fund’s Trade allocation procedures are disclosed in Form ADV Part 2.

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